CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Chesapeake Investment Trust and to the use of our report dated December 22, 2016 on the financial statements and financial highlights of The Chesapeake Growth Fund, a series of shares of beneficial interest in Chesapeake Investment Trust. Such financial statements and financial highlights appear in the October 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 28, 2017